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                                                                    EXHIBIT 24.2














To the Board of Directors and Shareholders of ECO-FORM INTERNATIONAL, INC.


The audit referred to in our report dated September 22, 2000, included the related financial statement schedule as of December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Our report dated September 22, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                                 /s/MOORE STEPHENS DOEREN MAYHEW

Troy, Michigan
October 10, 2000